                                                                   EXHIBIT 10.12

                                       September 27, 1996

Craig Teuscher

RE:      EMPLOYMENT TERMS

Dear Mr. Teuscher:

Berkeley Integrated Technologies, Inc. is pleased to offer you the position of Systems Engineer, on the following terms.

You will be responsible for systems integration and technical marketing. You will work at our facility located at 2201 Broadway, Oakland, CA. Of course, Berkeley Integrated Technologies, Inc. may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $3,000 per month, less payroll deductions and all required withholdings. $1,800 per month of your compensation will be deferred until September 27, 1997. You will be paid monthly and you will be eligible for the following standard Company benefits as plans are established by the company: medical insurance, vacation, sick leave, holidays. Details about these benefit plans are available for your review. Berkeley Integrated Technologies, Inc. may modify compensation and benefits from time to time as it deems necessary.

As a Berkeley Integrated Technologies, Inc. employee, you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Berkeley Integrated Technologies, Inc. proprietary information.

Normal working hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. You will be scheduled to work two-and-a-half days per week. However, as an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Berkeley Integrated Technologies, Inc. at any time and for any reason whatsoever simply by notifying Berkeley Integrated Technologies, Inc. Likewise, Berkeley Integrated Technologies, Inc. may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me if you wish to accept employment at Berkeley Integrated Technologies, Inc. under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Greg Hildebrand

--------------------------
Greg Hildebrand

ACCEPTED:

/s/ Craig Teuscher

--------------------------
Craig Teuscher

September 27, 1996

--------------------------
Date

                                       2